Exhibit 10.3

Equipment Contract – Croatia

among

Novi-Net, d.o.o

and

VelaTel Global Communications, Inc.

(collectively, “Customer”)

and

ZTE Corporation

(“Supplier”)

Contract No.: DTZF2012050801WMXTH403

Date: May 10, 2012

Signing Place: Shenzhen, PRC

This Equipment Contract is made on this 10th day of May, 2012

AMONG

Novi-Net, d.o.o, a company incorporated under the laws of the Republic of Croatia, having its registered office at Merhatovec 5, 40314 Selnica, Čakovec, Croatia (hereinafter referred to as “Novi-Net”);

AND

VelaTel Global Communications, Inc., a company incorporated under the laws of the United States in the State of Nevada, having its registered office at 12656 High Bluff Drive, Suite 155, San Diego, California 92130 USA (hereinafter referred to as “VelaTel”);

Novi-Net and VelaTel are sometimes collectively referred to as “Customer.”

AND

ZTE Corporation, a company incorporated under the laws of the Peoples’ Republic of China (“PRC”)  having its registered office at ZTE Plaza, Keji Road South, Hi-Tech Industrial Park, Nanshan District, Shenzhen, PRC (hereinafter referred to as “Supplier” or sometimes referred to as "ZTE"), which expression shall deem to mean and include all its successors-in-interest and assigns;

Novi-Net, VelaTel and ZTE are each referred to as a “Party” and together as the “Parties”.

WHEREAS:

A.Customer wishes to acquire a solution for the expansion and upgrade of its wireless broadband network in the Republic of Croatia (hereinafter referred to as the “Project,” as further defined below) and to select Supplier to supply the Equipment (as defined herein below) for the Project to conform to the description and specifications included within the terms and conditions to this contract and its annexes referred to and attached hereto.

B.Supplier has agreed to supply and supervise the installation of the Equipment, subject to the terms and conditions of this contract and its annexes referred to and attached hereto.

NOW THEREFORE, in consideration of mutual representations, covenants and other valuable consideration, it is hereby agreed by and between the Parties as follows.

ARTICLE 1	DEFINITIONS AND INTERPRETATION

Unless the context otherwise requires, the following terms whenever used in this Contract shall have the meaning ascribed in this Article.  Defined terms importing the singular also include the plural and vice versa where the context so requires.  Any term which appears in other sections of this Contract in “bold,” but which is not otherwise defined in this Article shall have the meaning ascribed by the words or clause immediately preceding such reference to the term in “bold.”

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(a)“Contract” means the present Equipment Contract between Customer and Supplier, any Annex attached and any valid amendment, any supplementary agreements and succeeding amendments thereto, defining the principal rights and duties of the Parties.

(b)“Supply Price” or “Price” means the price payable to Supplier under the Contract for the full and proper performance of its contractual obligations under the Contract.

(c)“Day” means respectively the Gregorian calendar year, month and day.

(d)“Business Day” means the weekdays excluding public holidays recognized in Croatia.

(e)“Equipment” means the physical items and their corresponding software to be provided by Supplier under the Contract as required for the satisfactory implementation of the Project or as specifically provided for in the Contract.

(f)“Parties” means Supplier and Customer collectively, and “Party” means either of Supplier or Customer individually, as the context dictates.

(g)“Confidential Information” means any information disclosed in any form whatsoever (including, but not limited to, disclosure made in writing, orally or in the form of samples, models, computer programs or otherwise) by the disclosing Party to the receiving Party under this Contract, provided that (i) if such information is disclosed by the disclosing Party in writing, it shall be marked as confidential at the time of disclosure, (ii) if such information is disclosed by the disclosing Party orally, it shall be identified as confidential at the time of disclosure and shall also be summarized and designated as confidential in a written memorandum delivered to the receiving Party within thirty (30) days of disclosure, (iii) if disclosed in any other manner, it shall be designated in writing as confidential at the time of disclosure or (iv) notwithstanding subparagraphs (i), (ii) and (iii) of this definition, the nature of such information makes it obvious that it is confidential.

(h)“Documentation” includes but is not limited to Equipment operation manuals, technical pamphlets, catalogues, advertising material, specifications and all other materials in relation to the Equipment and the business of the Supplier embodied either by hard copy or in any electronic form.

(i)“Site” means any land and other place on, under, in or through which the works of the Contract are to be executed and any other lands and places designated by Customer for working space or any other purpose as may be specifically stipulated in the Contract as forming part of a Site.

(j)“Software” means the software bundled with, embedded, or supplied by Supplier with other equipment which is described in the Specifications, or any improvements and/or enhancements thereof, including: (i) man-machine executable object code version of the user loadable programs, (ii) the microcode embedded in Supplier’s equipment, (iii) any updated or revision of these programs or the microcode delivered to Customer.

(k)“Specifications” means the technical specifications for Supplier’s Equipment.

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(l)“USD” or “U.S. Dollars” or “$” means the lawful currency of the United States of America.

(m)“Network” means the network connecting the Equipment by which Customer operates its telecommunications system;

(n)“Sub-supplier” means one party to any Subcontract as may be concluded between a Sub-supplier and Supplier by which Supplier delegates performance of certain obligations for the purpose of implementation of this Contract.

(o)“Territory” means any geographic area under the jurisdiction of the Republic of Croatia.

(p)“Taxes” means all taxes, tariffs, levies, duties, withholdings and imposts, or any similar tax-related charges or levies imposed by any Governmental Authority within the Territory from time to time.

(q)“Affiliate” means, in respect of a Party, any person or entity which directly or indirectly Controls, is Controlled by or is under common Control with that Party; “Control” or “Controlled” means in relation to a company, that the Controlling company, directly or indirectly and whether by ownership of share capital, possession of voting power, contract or otherwise, appoints and removes, or is able to appoint or removes, the majority of the members of the governing body of the Controlled company or otherwise controls or has the power to control the affairs and policies of that company.

(r)“Project” means the telecommunications network to be provided by Supplier under the terms and conditions of the Contract.

(s)“BoQ” means the Bill of Quotation that is an Annex to this Contract and applicable to the Phase One Equipment, and/or to any future PO, containing the itemized components of Equipment, unit pricing (FCA Hong Kong), unit quantities, and any other details the Parties deem appropriate.

(t)“PO” means any purchase order signed by Customer and Supplier for any Equipment under this Contract.

(u)“Phase One” means the Equipment that relates to the initial expansion of the Customer’s Network, which includes 50 base transceiver stations and related Equipment, all as described in the BoQ that is an Annex to this Contract.

ARTICLE 2	SCOPE OF SUPPLIES

Customer agrees to purchase from Supplier and Supplier agrees to sell to Customer, the Equipment and the related services named Croatia National Wireless Broadband Network, which consists of a telecommunications network employing wireless broadband technology as set out in the final BoQ provided by Supplier to Customer for Phase One of the Project.

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ARTICLE 3	CONTRACT PRICE FOR PHASE ONE EQUIPMENT

Item Description	Total Price – USD
Equipment (One Year Warranty Included)	$ 1,280,256.81
Value Added Tax (known as PDV in Montenegro)	Paid by Customer
Delivery and Other Expenses	Paid by Customer
Total Contract Price	$1,280,256.81

The trade terms shall be subject to the "International Rules for the Interpretation of Trade Terms"(INCOTERMS 2000) provided by International Chamber of Commerce (ICC) unless otherwise stipulated herein.

Supplier shall grant Customer generally the same discounts from list prices for the same units of Equipment specified in the BOQ for the 3 years following the date of this Contract, until May __, 2015.

ARTICLE 4	TERMS OF PAYMENT

4.1Payment terms for all the Equipment shall be as follows:

Credit facility:	Vendor Financing
Buyer:	Novi-Net, d.o.o
Supplier:	ZTE Corporation
Credit purpose:	To finance the purchase by Buyer of system Equipment from ZTE.
Down payment:
$274,267.47 (Among which, $182,844.98has already be paid by Customer, $54,853.49 shall be paid within 15 days after signing this Contract, and $36,569.00 shall be paid within 15 days after goods available for Customer’s inspection at Delivery Port.)

Facility amount:	$1,005,989.34
Currency:	United States Dollars
Tenor:	2.5 years (Including Grace Period)
Grace period:	1 year commencing from first Bill of Lading date under each PO.
Interest Rate	6 months LIBOR plus 2.5% per annum
Principal Repayment:	Three semi-annually equal installments, with first one beginning on the 180th day from end of Grace Period.
Interest Payment:	Together with each principal repayment.
Security:	1. Unconditional and irrevocable Corporate Guarantee by Novi-Net’s parent company VelaTel for 100% of the financed amount. 2. Mortgage of 100% of System Equipment that is supplied by ZTE.
Assignment:
Supplier has right to assign all the account receivables to a third party with a written notice to Customer.  Customer shall accommodate necessary assistance to complete such assignment, including but not limited to acknowledging and signing any receivable assignment notice. A detailed financing agreement shall be entered into between Customer and Supplier for the financing arrangement.

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4.2Unless otherwise directed by Supplier, all payments shall be made to Supplier’s bank account stated as follows:

Account name:	ZTE CORPORATION

Account number USD:	810100277908092014

Bank name:	BANK OF CHINA SHENZHEN BRANCH

Swift code:	BKCHCNBJ45A

Bank address:	INTERNATIONAL FINANCIAL BLDG., 2022 JIANSHE ROAD,SHENZHEN, P.R. CHINA, POST CODE:518001

4.3Issuance of Purchase Order and Payment

4.4For the avoidance of any doubt and notwithstanding anything to the contrary in this Contract, VelaTel shall be responsible for issuing all payments stipulated herein to the Supplier if Novi-Net cannot perform its payment obligation to Supplier as per this Contract.

ARTICLE 5	PACKAGING

All goods shall be packaged to prevent damage from dampness, rust, moisture, erosion and shock, and shall be suitable for transportation.

Seller shall be liable to Customer for any damage and loss of the goods attributable to inadequate or improper packaging.

The measurement, gross weight, net weight of each package and any necessary cautions such as "Do not Stack Upside Down", "Keep Away From Moisture", "Handle With Care" shall be indicated on the surface of each package with fadeless pigment, whenever necessary.

ARTICLE 6	DELIVERY TERMS

6.1The term of delivery is FCA Hong Kong, which shall be interpreted in accordance with INCOTERMS 2000 of the International Chamber of Commerce.

6.2The time of delivery: The time of delivery will be according to each corresponding PO.

6.3Port of Delivery: Hong Kong, China

6.4Supplier shall forward a copy of the following documents to Customer by way of facsimile at least seven (7) days prior to each delivery:

(a)Transport document (bill of lading or airway bill, as the case may be);
(b)Commercial invoice;
(c)Packing list;
(d)Insurance policy;
(e)Contract Number/PO Number;

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(f)Description of the Equipment components;
(g)The actual loading quantity of the Equipment;
(h)The total gross weight of the Equipment;
(i)The total volume of the Equipment;
(j)The vessel name or flight Number;
(k)The estimated date of dispatch (ETD);
(l)The estimated date of arrival at the port of delivery (ETA).

6.5In view of Supplier’s prior experience, Supplier shall assist Customer with obtaining any import license or other official authorization and carrying out all customs formalities for the importation of the Equipment, and for its transit through any other countries. All customs duties, tariffs, fees, taxes, assessments and the charges of any nature whatsoever imposed and levied in the Territory in connection with the importation of the Equipment shall be paid by Customer.

6.6The detailed delivery information for each shipment, including but not limited to the type and number of Equipment,  the time and place of delivery, and the means of delivery, shall be specified in each corresponding PO.  If there is any discrepancy between any PO and this Contract regarding the delivery of Equipment, the PO shall prevail.

ARTICLE 7	SPARE PARTS

Supplier shall supply to Customer necessary spare parts, which shall be sufficient for system maintenance during the warranty period as specified in the BoQ. The quantity of the spare parts should accord to each PO.

ARTICLE 8	LIQUIDATED DAMAGES

8.1From Supplier – If Supplier fails to deliver any Equipment and/or Services within the specified schedule time, except under those conditions defined as Force Majeure or due to Customer’s fault, Customer may claim from Supplier as liquidated damages a sum equivalent to zero point one percent (0.1%) of the contract value of the Equipment and/or Services delayed, which shall be applied on daily basis, from the due date until the full settlement of the delayed Equipment or Services.  In any event, the aggregate sum of liquidated damages for any such delay shall not exceed five per cent (5%) of the total value of the Equipment and/or Services delayed or any part thereof.

8.2From Customer – If Customer fails to pay any sum due within the specified schedule, except under those conditions defined as Force Majeure or due to Supplier’s fault, Supplier may claim from Customer as liquidated damages a sum equivalent to zero point one percent (0.1%) of the overdue amount, which shall be applied on daily basis, from the due date until the full settlement of the delayed payment.  In any event, the aggregate sum of liquidated damages for any such delay shall not exceed one percent (1%) per month of the outstanding unpaid balance due.

8.3Demands of liquidated damages – Upon demand for liquidated damages, the non-defaulting Party shall notify the defaulting Party the payable amount of liquidated damages in writing. The defaulting Party shall pay the liquidated damages within ten (10) Business Days after the receipt of the written notice. If the defaulting Party disagrees with the amount of liquidated damages, it shall notify the non-defaulting Party within five (5) Business Days after the receipt of the written notice. The liquidated damages shall be paid within ten (10) Business Days after consensus has been reached in respect of the amount of damages.

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ARTICLE 9	TERMINATION

At any time prior to the Expiration Date, a Party (“Notifying Party”) may terminate this Contract through notice to the other Party in writing if:

(a)the other Party materially breaches this Contract, and such breach is not cured within 6 months; or

(b)the other Party becomes bankrupt, or is the subject of proceedings for liquidation or dissolution, or ceases to carry on business or becomes unable to pay its debts as they come due; or

(c)the conditions or consequences of Force Majeure which have a material adverse effect on the affected Party's ability to perform and which continues for a period in excess of six (6) months and the Parties have been unable to find an equitable solution.

In case the Contract is terminated according to cause (a), (b), (c) above, any obligations of the Parties defined in this Contract, which expressly or by implication is intended to come into or remain valid on or after termination of this Contract, shall continue in full force and effect notwithstanding any such termination.

ARTICLE 10	ASSIGNMENT AND SUBCONTRACT

Either Party may assign this Contract or any part thereof, to its Affiliates. Except for the above, neither Party may assign this Contract, or any part thereof, to any third Party without the express written authorization of the other Party. This Contract shall be binding upon the successors and permitted assigns of both parties.For the avoidance of any doubt and notwithstanding anything on the contrary in this Contract, the Customer shall not assign its Payment obligation against the Supplier under this Contract to its Affiliates or any third Party without the express written authorization of the Supplier.

Without violation of this Article, Supplier shall be entitled to subcontract all or any part of this Contract to competent Sub-supplier(s), provided that, Supplier guarantees Customer that the Sub-supplier(s) will perform its obligations in the same manner as Supplier in accordance with this Contract.  Notwithstanding any such subcontract, Supplier shall be responsible for the satisfactory performance of the whole Contract.

ARTICLE 11	LIMITATION OF LIABILITY

Except as provided in Article 8, Supplier shall not be liable to Customer for damages for loss of revenues or profits, loss of goodwill or any incidental, consequential, indirect or special damages in connection with the performance or non-performance of this Contract, whether or not Supplier was advised of the possibility of such damage.  The aggregate liability of Supplier for all claims for any loss, damage or indemnity whatsoever resulting from its performance or non-performance of this Contract shall in no case exceed the payment actually received by it under this Contract. These limitations shall apply notwithstanding the failure of the essential purpose of any limited remedy.

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ARTICLE 12	FORCE MAJEURE

Where the performance of either Party under this Contract is hindered by or rendered impossible on account of Force Majeure, including earthquakes, typhoon, flood, fires, war and other unexpected or unavoidable forces in respect of their consequence or results, the Party in contingency shall provide notice to the other Party of such contingency immediately, and within 15 days shall present valid documents signed by the notarial agency of the locale, stating the details of the incident and proving the circumstance and the extended time of performance required. The Party in contingency shall be exempt from liability for damages caused to the other Party as a result of and during the pendency of any event constituting Force Majeure.

ARTICLE 13	APPLICABLE LAW AND RESOLUTION OF DISPUTES

This contract, including without limitation its conclusion, validity, construction, performance and settlement of the disputes, shall be governed by the law of Hong Kong, without giving effect to the principles of conflict of law.

Any dispute arising from, or in connection with the contract shall be first settled through friendly negotiation by both Parties. In case no settlement to disputes can be reached through amicable negotiation by both Parties, the disputes shall then be submitted to Hong Kong International Arbitration Center (“HKIAC”) for arbitration in accordance with its Arbitration Rules in force at the time of application for arbitration.  The arbitration shall proceed in Hong Kong. The arbitral award is final and binding upon both Parties.  The arbitration fees shall be borne by the losing party except otherwise awarded by the arbitration commission.

To the fullest extent permitted by law, this arbitration proceeding and the arbitrator’s award shall be maintained in confidence by the parties so as to protect relevant valuable information or intellectual property rights.

Notwithstanding any reference to arbitration, both Parties shall continue to perform their respective obligations under the Agreement except for those matters under arbitration.

ARTICLE 14	GOVERNING LANGUAGE

The Contract is entered in the English language.  Should a translation of the Contract into any other language be made for any reason, all matters involving interpretation shall be governed by the English text.  The day-to-day language of communication and document transfer between the parties shall be English.

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ARTICLE 15	CONFIDENTIALITY

15.1All Confidential Information shall remain the property of the disclosing Party and shall only be used by the other Party for the purposes of the Contract.  Each Party agrees to prevent unauthorized disclosure, sale, transfer, modification, translation, or reproduction of the other Party’s confidential information in accordance with the terms and conditions of the Non-Disclosure Contract entered into between the Parties.

15.2Each Party acknowledges that any violation of the duty of confidentiality set forth in the Non-Disclosure Contract is considered to be acting in bad faith and illegal.  A party acting in bad faith during the term of the Contract/Contract shall indemnify the damages caused to the other Party.

ARTICLE 16	INTELLECTUAL PROPERTY RIGHTS

16.1All patents, trade and service marks, design rights, copyrights, know-how, trade secrets and other intellectual and industrial property interests or rights (collectively, “Intellectual Property Rights”) in and to the Equipment, and all associated materials in any form, shall remain the property of Supplier and its Sub-suppliers, as appropriate.  Nothing contained in this Contract shall be understood, construed, and interpreted to be a transfer of such rights to Customer.

16.2Subject to terms and conditions of this Contract, Supplier grants to Customer a non-exclusive, non-transferable right to use any Software delivered with the Equipment, if any.  Customer shall not directly or indirectly, sell, transfer, offer, disclose, lease, or license any Software to any third party without prior authorization from Supplier.

16.3The Customer shall not:

(a)use the Software for any purpose other than as expressly provided by the terms of this Software License;

(b)allow anyone other than Customer’s employees, agents and/or representatives with a “need to know” to have access to the Software;

(c)make any copies of the Software except such limited number of object code copies as may be reasonably necessary for execution or archival purposes only;

(d)make any changes to the Software, other than those arising from Customer’s normal use of the Software as explained in the associated documentation; or

(e)reverse engineer or in any other manner decode the Software, in order to derive the source code form or for any other reason.

ARTICLE 17	NO JOINT VENTURE

Nothing in this Contract shall be construed to constitute, create, give effect or recognize a joint venture partnership or formal business entity of any kind.  Nothing shall be construed as providing for the sharing of profits or losses arising out of the efforts of either Party except as may be provided in any separate contract entered into between the parties (if any).

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ARTICLE 18	NOTICES

Notices under this Contract must be in writing, to be sent via the regular post, postage prepaid, or by overnight courier service, personal delivery, or by confirmed facsimile.  If sent by confirmed facsimile, notice will be effective one business day after being sent.  If sent by confirmed personal delivery, notice will be effective at the time of delivery.  If sent by overnight courier service, notice will be effective upon the actual time of delivery.  Notices should be sent to the following addresses:

Customer: VELATEL GLOBAL COMMUNICATIONS, INC.
12526 High Bluff Drive, Suite 155, San Diego, CA  92130
Tel: +1 (760) 230-8986
Fax: +1 (760) 359-7042
Attn: Kenneth L. Waggoner

Supplier: ZTE CORPORATION
ZTE Plaza, Keji Road South, Hi-Tech Industrial
Park, Nanshan District, Shenzhen, P.R.China
Tel: 0086 -755 -26770000
Fax: 0086 -755 -26771999
Attn: Gao Ping

ARTICLE 19	NO WAIVER

The failure of either party to insist upon strict adherence to any term or condition of this Agreement on any occasion shall not be considered a waiver of any right to insist upon strict adherence to that term or condition or any other term or condition of this Agreement.

ARTICLE 20	MISCELLANEOUS

20.1This Contract shall come into force on the date (“Effective Date”) appearing in the preamble upon the signature by the Parties and shall valid until December 31, 2025 (“Expiration Date”).

20.2This Contract and its Annexes constitutes the entire Contract and understanding between the Parties with respect to the subject matter hereof, and there are no additional or other promises, representations, warranties or contracts or understandings, whether written or oral, except those as contained herein.

20.3All the sections of this Contract which by their nature are intended to survive the termination, shall survive any termination of this Contract

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20.4If any term or provision of this Contract is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Contract will not be affected.

20.5This Contract may not be altered, modified, or waived in whole or in part, except in writing, signed by the Parties.

20.6If there are any discrepancies exist between this Contract and its Annexes, the provisions of this Contract shall prevail.

IN WITNESS WHEREOF, this Contract has been duly signed by the Parties hereto, in quadruplicate, on the day written above.

For and on behalf of Customer:

NOVI-NET, d.o.o		VELATEL GLOBAL COMMUNICATIONS, INC.

By:	/s/ Karlo Vlah	By:	/s/ Colin Tay
Name:	Karlo Vlah	Name:	Colin Tay
Title:	Deputy Chief-Executive Officer	Title:	President

Witness:		Witness:

By:		By:
Name:		Name:
Title:		Title:

For and on behalf of Supplier:

ZTE CORPORATION

By:	/s/ Gong Yue Zhong
Name:	Gong Yue Zhong
Title:	Executive Vice President

Witness:

By:
Name:
Title:

Annex 1: BoQ for Phase 1 Equipment

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